Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:56 PM 04/13/2012 FILED 04:40 PM 04/13/2012 SRV 120429032 – 5139667 FILE

CERTIFICATE OF FORMATION

OF

STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC

This Certificate of Formation of Stockbridge/SBE Investment Company, LLC (the “Company”), dated April 13, 2012, is being duly executed and filed by Bernadette M. Sullivan, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. 18-201. et seq.).

FIRST. The name of the limited liability company formed hereby is Stockbridge/SBE Investment Company, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Bernadette M. Sullivan
Name:	Bernadette M. Sullivan
Title:	Authorized Person